Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

•

Registration Statement (Form S-8 No. 333-225798) pertaining to the Amended and Restated 2016 Equity Incentive Plan, 2018 Stock Option and Incentive Plan, and 2018 Employee Stock Purchase Plan of Eidos Therapeutics, Inc.,

•	Registration Statement (Form S-8 No. 333-233000) pertaining to the Amended and Restated 2018 Stock Option and Incentive Plan of Eidos Therapeutics, Inc., and
•	Registration Statement (Form S-3/A No. 333-232999) of Eidos Therapeutics, Inc.

of our report dated February 26, 2020, with respect to the financial statements of Eidos Therapeutics, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/ Ernst & Young LLP

San Francisco, California

February 26, 2020